Exhibit 10.1

SALES AND PURCHASE AGREEMENT FOR ACQUISITION
OF REVEILER SKIN PRO LIMITED DATED FEBRUARY 21, 2007

THIS AGREEMENT is made on February 21, 2007

BETWEEN

(1)      Golden Health Holdings, Inc., a listed company duly incorporated in Nevada, USA with limited liability and whose registered office is at [˙] (hereinafter the "Party A");

(2)
Reveiler Skin-Pro Limited, a Hong Kong corporation with limited liability (hereinafter the “Company”) whose registered office is at 11/F, Lin Fook House, 3 Jardine Crescent, Causeway Bay, Hong Kong and 100% owned by Mr. Wai Chi Louis CHAN (hereinafter the "Party B") and Ms. Ping SIU (hereinafter the "Party C", together with Party B, collectively as "Vendors").

WHEREAS the Company is carrying on a beauty centre at the address of 11/F., Lin Fook House, 3 Jardine Crescent, Causeway Bay ,Hong Kong (hereinafter the "Beauty Cenrtre");

WHEREAS the Parties have entered into discussions and agreed the following regarding the beneficial interests of share of the Company. The Parties also agreed that in case the context of this Agreement will contravene the relevant laws and regulations in the Hong Kong Special Administrative Region of China (hereinafter “Hong Kong”), the Parties will amend or revise this Agreement or enter into further supplemental agreement(s) according to the spirit of this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.
The Vendors agree to sell 100 per cent share of the company to Party A to exchange for 2,400,000 shares of common stock of Party A (which is equivalent to about 10 per cent of total issued shares of Party A) at par value of US$0.001 per share (the "Consideration Shares") which is to be issued on or before March 31, 2007 (the "Closing Date").

2.
Party A agrees that not less than 2,400,000 shares or 10 per cent of total issued shares shall be issued to the Vendors (1,200,000 shares each to Party B and C respectively) upon the issuance of proper transfer of title documents of the total issued and outstanding stock in the Company from the Stamp Duty Office in Hong Kong.

3.
The Vendors contemplates the expenditure of substantial time and money in connection with the preparation of unaudited financial statements from the date of commencement of business of the Beauty Centre in July 2006 up to December 31, 2006. Accordingly, before the Closing Date, Party A shall not directly or indirectly, issue any new shares of its common stock without the prior written consent from the Vendors.

4.	Party A shall appoint Ms. Cindy Pui LAM as a director of Party A upon completion of this Agreement.

5.	This Agreement shall be governed and construed in accordance with the Laws of the State of Nevada and the parties hereby submit the non-exclusive jurisdiction of the Courts of Nevada.

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

By: /s/ Kam LAU
_______________________________________________________
Mr. Kam LAU, CEO, for and on behalf of Golden Health Holdings, Inc.

By: /s/ Louis Wai Chi CHAN
_______________________________________________________
Mr. Louis Wai Chi CHAN

By: /s/ Ping SIU
_______________________________________________________
Ms. Ping SIU